Exhibit 10.1

Pulaski Bank

October 30, 2007

Mr. Matthew Locke
8525 W. 127th Circle
Overland Park, KS 66213

Dear Matthew

On behalf of Pulaski Bank, I am pleased to offer you a promotion to the position of President, Mortgage Lending Division. This position also includes a position of membership and responsibilities of the bank's Executive Officer Committee (XO Committee). This letter serves to formalize the terms and conditions of our offer of promotion that are effective as of October 15th. This written offer of promotion serves only to verify the terms agreed upon by Pulaski Bank and Matthew Locke, and in no way should be construed as an employment contract.

1. **Salary** – The position includes a base salary of $2,884.62 per week payable biweekly, (equivalent to $150,000 annually) assuming a regular work schedule. Given that we expect bonus compensation to be a meaningful incentive , we will also ensure that the minimum total compensation over the next twenty four months will be $200,000 (see item # 5).

2. **P +L Bonus** – You will be eligible for a profitability bonus of 5% (after tax profits) from the Residential Mortgage Division, Appraisal and Title Divisions profitability (based upon the P+L statements provided by the company's corporate accounting department). Loans originated during your tenure must stay below a 1% non performing number in order to qualify. If the non performing number were to drop below this benchmark, the bonus amount would be reduced by 50%. Any profitability bonus amount payable to you above $100,000 in a given year will be deferred into an equity trust plan.

3. **Executive Officer Bonus**—You will be eligible for a bonus as an executive officer each fiscal year. This bonus is 100% discretionary and based on overall bank performance as well as your overall contribution to the company.

4. **Moving Allowance** – Pulaski Bank will either purchase your KC residence and handle all expenses connected with your move or pay you a $25,000 moving allowance to cover the sale of your home and moving expenses to relocate.

5. **Guaranteed Earnings** Floor – You will be guaranteed a minimum earnings amount of $200,000 annually through the combination of your base salary and P+L bonus for the next 24 months.

6. **Stock Option Award**- You will receive an award of stock options in the next two months of 2007. Details of the plan are being finalized.

7. It is likely that the bank will seek some type of non-solicitation agreement in the future. There would be value offered in exchange for this agreement.

We are confident that your proven leadership skills and management experience will greatly benefit the entire organization. If you wish to accept our offer, please sign below and return it to me at your earliest convenience.

Sincerely,

William A. Donius
Chairman and CEO
Pulaski Bank

I agree to the terms set forth above:

Matthew A. Locke

11/9/07
Date